Exhibit 3.1

ELEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF IRONWOOD PHARMACEUTICALS, INC.

Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware

The undersigned, for the purpose of amending and restating the Tenth Amended and Restated Certificate of Incorporation of Ironwood Pharmaceuticals, Inc., as amended and supplemented heretofore under the laws of the State of Delaware, hereby certifies as follows:

ONE:              The original name of this corporation was Microbia, Inc. and the date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is January 5, 1998.  The Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on December 23, 1998.  The Second Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on February 24, 1999. The Third Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on August 7, 2000.  The Fourth Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on March 28, 2002.  The Fifth Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on April 22, 2004.   A Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on May 20, 2004.  A Certificate of Amendment to the Fifth Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on September 27, 2005.  The Sixth Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on February 21, 2006.  The Seventh Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on February 1, 2007.  A Certificate of Amendment to the Seventh Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on January 29, 2008.  A Certificate of Amendment to the Seventh Amended and Restated Certificate of Incorporation of this corporation changing the name of this corporation from Microbia, Inc. to Ironwood Pharmaceuticals, Inc. was filed with the Secretary of State of the State of Delaware on April 7, 2008.  The Eighth Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on September 12, 2008.  The Ninth Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on October 8, 2008.  The Tenth Amended and Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on July 13, 2009.  This Eleventh Amended and Restated Certificate of Incorporation of this corporation shall be effective at 10:00 a.m. (New York City time) on February 8, 2010 (the “Effective Time”).

TWO:            Pursuant to a unanimous written consent of the Board of Directors of this corporation, a resolution was duly adopted pursuant to Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware, approving this Eleventh Amended and Restated Certificate of Incorporation and declaring said Eleventh Amended and Restated Certificate of Incorporation to be advisable.  The stockholders of this corporation duly approved said proposed Eleventh Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

THREE:                 The Certificate of Incorporation of this corporation, as previously amended, is hereby amended and restated, as of the Effective Time, to read in its entirety as follows:

ARTICLE I

The name of the corporation is IRONWOOD PHARMACEUTICALS, INC. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware, 19801 and the name of the Corporation’s registered agent at said address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

A.         GENERAL.  This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is six hundred seventy-five million (675,000,000) shares, six hundred million (600,000,000) shares of which shall be Common Stock (the “Common Stock”) and seventy-five million (75,000,000) shares of which shall be Preferred Stock (the “Preferred Stock”).  The Preferred Stock shall have a par value of one-tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one-tenth of one cent ($0.001) per share.

B.         COMMON STOCK.  A statement of the designations of each series of Common Stock and the powers, preferences and rights and qualifications, limitations or restrictions thereof is as follows:

1.          Authorized Shares.  The Corporation is authorized to issue five hundred million (500,000,000) shares of Class A Common Stock (“Class A Common Stock”) and one hundred million (100,000,000) shares of Class B Common Stock (“Class B Common Stock”).  The number of authorized shares of Class A Common Stock or authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b) of the General Corporation Law of Delaware.

2.          Voting Rights.

(a)           Except as otherwise provided herein or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class on matters submitted to a vote of the holders of Common Stock.

(b)           Each holder of shares of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote of the holders of Common Stock or the holders of shares of Class A Common Stock.

(c)           Each holder of shares of Class B Common Stock shall be entitled to (i) except as provided in the immediately following clause (ii), one vote for each share of Class B Common Stock held, as of the applicable date, on a matter that is submitted to a vote of the holders of shares of Common Stock or the holders of shares of Class B Common Stock, and (ii) subject to the final sentence of this Article IV, Section B(2)(c), ten votes for each share of Class B Common Stock held, as of the applicable date, on a matter that is submitted to a vote of the holders of shares of Common Stock: (A) at any time, if the matter is adoption of an agreement of merger or consolidation; adoption of a resolution with respect to a sale, lease, or exchange of all or substantially all of the Corporation’s property and assets; or dissolution or liquidation of the Corporation; or (B) on any and every matter, if on the applicable meeting or consent date, (1) any individual, entity or group (as such term is used in Regulation 13D under the Securities Exchange Act of 1934, as amended, or a successor regulation) has beneficial ownership of 30% or more of the number of outstanding shares of Common Stock or (2) a public announcement has been made that any individual, entity or group (as such term is used in Regulation 13D under the Securities Exchange Act of 1934, as amended, or a successor regulation) intends to obtain beneficial ownership of 30% or more of the number of outstanding shares of Common Stock, and no subsequent public announcement has been made indicating that such individual, entity or group no longer intends to obtain beneficial ownership of 30% or more of the number of outstanding shares of Common Stock.  For purposes of this subsection (c), “public announcement” shall mean disclosure in a press release or in a document publicly filed with the U.S. Securities and Exchange Commission.  Notwithstanding the foregoing, shares of Class B Common Stock issued upon conversion of this Corporation’s previously issued Series I Convertible Preferred Stock, par value of one-tenth of one cent ($0.001) per share (the “Series I Convertible Preferred Stock”) on the date of the Effective Time, shall be entitled to no votes (although such shares of Class B Common Stock shall be treated as issued and outstanding for purposes of the vote on such matter) if (i) the matter submitted to a vote of the holders of shares of Common Stock is adoption of an agreement of merger or consolidation or adoption of a resolution with respect to a sale, lease, or exchange of all or substantially all of the Corporation’s property and assets and (ii) a holder of shares of Class B Common Stock issued upon conversion of the Series I Convertible Preferred Stock is a party to such agreement of merger or consolidation or a party to the sale, lease or exchange of the Corporation’s property and assets.

(d)           The approval of holders of a majority of the shares of Class B Common Stock then outstanding shall be required for effecting or validating the following actions:

(i)            the issuance of additional shares of Class B Common Stock, except (A) through a dividend paid in the form of Common Stock, or pursuant to exercise of rights to acquire Common Stock that were distributed through a dividend, to holders of shares of Common Stock as contemplated by Article IV, Section B(3), (B) through a subdivision of outstanding shares as contemplated by Article IV, Section B(5) or (C) shares of Class B Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding immediately prior to the Effective Time; or

(ii)           any amendment, alteration, or repeal of any provision of this Certificate of Incorporation (other than any filing of a Certificate of Designation pursuant to Article IV, Section C(3)), either directly by amendment or by merger, consolidation or otherwise.

3.          Dividends.  Subject to the preferences applicable to any series of Preferred Stock outstanding at the time, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of Common Stock or rights to acquire Common Stock, the holders of shares of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and the holders of shares of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.

4.          Liquidation.  Subject to the preferences applicable to any series of Preferred Stock outstanding at the time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to share equally, on a per share basis, in all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

5.          Subdivision or Combinations.  If the Corporation in any manner subdivides or combines the outstanding shares of one series of Common Stock, the outstanding shares of the other series of Common Stock will be subdivided or combined in the same manner.

6.          Equal Status.  Except as expressly provided in this Article IV, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters, including as to receipt of consideration in a merger or consolidation, other than a merger or consolidation (a) effected to reincorporate outside of Delaware or (b) with or into a wholly-owned subsidiary of the Corporation.

7.          Conversion.

(a)           Definitions.  As used in this Article IV, Section B(7), the following terms shall have the following meanings:

(i)            “Class B Stockholder” shall mean (A) each registered holder of shares of Class B Common Stock as of the Effective Time  and (B) each initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time.

(ii)           “Permitted Transferee” shall mean, with respect to a Class B Stockholder, (A) any trust or other legal entity with respect to which the Class B Stockholder has sole Voting Control over the shares of Class B Common Stock in such trust or legal entity, (B) the Class B Stockholder’s family members or a trust or other legal entity for the benefit of the Class B Stockholder’s family members, (C) any person directly or indirectly controlling, controlled by or under common control with the Class B Stockholder, or (D) if the Class B Stockholder is a partnership, any general partner of such Class B Stockholder who at the time of the Transfer is a director of the Company.

(iii)         “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law.  A “Transfer” shall be deemed to occur with respect to shares of Class B Common Stock held by a trust or other legal entity when a Class B Stockholder ceases to have sole Voting Control with respect to the shares, including as the result of the death of a Class B Stockholder.  A “Transfer” shall also include, without limitation, a transfer of a share of Class B Common Stock into the name of a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV, Section B(7):

(A)          granting of or maintaining a proxy to one or more officers or directors of the Corporation at the request, or with the consent, of the Board of Directors of the Corporation;

(B)          entering into or maintaining a voting trust, voting agreement or voting arrangement (with or without granting a proxy) solely with one or more other Class B Stockholders or Permitted Transferees; or

(C)          pledging, or maintaining a pledge of, shares of Class B Common Stock pursuant to bona fide indebtedness so long as a Class B Stockholder or a Permitted Transferee retains sole Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by a pledgee that is not a Class B Stockholder or a Permitted Transferee shall constitute a “Transfer.”

(iv)          “Voting Control” with respect to a share of Class B Common Stock shall mean the power to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement, or otherwise.

(b)           Optional Conversion.  Each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation or its transfer agent.

(c)           Automatic Conversion.

(i)            Each share of Class B Common Stock shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon a purported Transfer of such share, other than a Transfer by a Class B Stockholder to a Permitted Transferee of such Class B Stockholder or by a Permitted Transferee of a Class B Stockholder to an other Permitted Transferee of that Class B Stockholder.  Such conversion shall be deemed to occur at the time the purported Transfer of such shares occurs.

(ii)           Each share of Class B Common Stock held of record by a Class B Stockholder who is a natural person, or by a Permitted Transferee who is a natural person, shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death of such Class B Stockholder or Permitted Transferee, as the case may be, unless, upon the death of such Class B Stockholder or Permitted Transferee, such Class B Common Stock is

Transferred to a Permitted Transferee of the applicable Class B Stockholder, in which event no such automatic conversion shall occur.

(iii)         Each share of Class B Common Stock shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the earliest of:

(A)          the later of (1) the first date on which the number of shares of Class B Common Stock then outstanding is less than 19,561,556, or (2) December 31, 2018;

(B)          December 31, 2038; or

(C)          a date agreed to in writing by the holders of at least a majority of then outstanding shares of Class B Common Stock.

(d)           The Corporation may, from time to time, require that holders of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as the Board of Directors deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred.

(e)           Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided herein shall be retired and may not be reissued.

8.          Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

C.         PREFERRED STOCK.

1.          Shares of Preferred Stock may be issued from time to time in one or more series, with each such series to consist of such number of shares and to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.  Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law or this Certificate of Incorporation.  Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of Preferred Stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

2.          Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware.  Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law and this Certificate of Incorporation.  Notwithstanding the foregoing, without approval of holders of a majority of the shares of Class B Common Stock then outstanding, the Board of Directors is not authorized to fix voting powers for a series of Preferred Stock that provide that such shares of Preferred Stock vote together with the Common Stock or the Class B Common Stock on any matter or vote on (or have nominating rights with respect to) election of directors.

3.          Except as otherwise required by law, holders of shares of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware, provided that such amendment does not provide that shares of the affected series of Preferred Stock vote together with the Common Stock or Class B Common Stock on any matter or vote on (or have nominating rights with respect to) election of directors.

ARTICLE V

A.         The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted under the General Corporation Law of the State of Delaware as in effect when such liability is determined.

B.         Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

ARTICLE VI

A.         Indemnification. The Corporation shall indemnify each of its directors and officers to the maximum extent permitted from time to time by law, except as set forth in this Article, to the extent such person is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee, trustee, partner, member or agent of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred (and not otherwise recovered) by Indemnitee or on Indemnitee’s behalf in connection with the investigation, preparation to defend or defense of such action, suit or proceeding and any appeal therefrom.

B.         Advance of Expenses. The Corporation shall, upon request, advance payment of expenses incurred by an Indemnitee in advance of the final disposition of any matter, to the extent such advance is permitted by applicable law.

C.         Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article.

D.         Scope. The indemnification provided in this Article shall not be exclusive of other indemnification rights arising under any By-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such Indemnitee. Any Indemnitee seeking indemnification under this Article shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established.

E.         Repeal.  Any repeal or modification of the foregoing provisions of this Article shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification. Nothing in this Article shall require the Corporation to indemnify or advance expenses to any person seeking indemnification in connection with any action, suit or proceeding, or part thereof, initiated by or on behalf of such person unless, (1) the initiation thereof was approved by the Board of Directors or (2) the action, suit or proceeding relates to enforcement of the Corporation’s obligation under this Article VI.

ARTICLE VII

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.         Number of Directors.  The Board of Directors shall consist of at least one and not more than fifteen members, each of whom shall be a natural person.  The precise number of directors within the limitations specified in the preceding sentence shall be fixed from time to time pursuant to a resolution adopted by the Board of Directors.

B.         Directors; Election; Term of Office.

1.          The directors shall be divided into three classes designated as Class I, Class II and Class III, respectively.  At the first annual meeting of stockholders following the Effective Time, the term of office of the Class I directors shall expire, and Class I directors shall be elected for a full term of three years.  At the second annual meeting of stockholders following the Effective Time, the term of office of the Class II directors shall expire, and Class II directors shall be elected for a full term of three years.  At the third annual meeting of stockholders following the Effective Time, the term of office of the Class III directors shall expire, and Class III directors shall be elected for a full term of three years.  At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.  Notwithstanding the foregoing, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

2.          In the event of any increase in the authorized number of directors, the newly created directorships resulting from such increase shall be apportioned by the Board of Directors among the three classes of directors.

3.          No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.  Any election of directors by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote in the election.  The directors of the Corporation need not be elected by written ballot unless the By-laws of the Corporation so provide.

C.         Removal.  Subject to the preferences applicable to any series of Preferred Stock, the directors of the Corporation may be removed only for cause by the stockholders entitled to vote thereon.

D.         Vacancies.  Subject to the preferences applicable to any series of Preferred Stock, any vacancy in the Board of Directors, however occurring, and any newly created directorship resulting from an enlargement of the Board of Directors, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

E.         Stockholder Meetings; Nominations and Introduction of Business.  Except as otherwise provided for or fixed by or pursuant to the provisions of this Certificate of Incorporation or any resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.  Notwithstanding the foregoing, any separate series vote of the Class B Common Stock provided for in this Certificate of Incorporation may be effected by a consent in writing of the holders of Class B Common Stock.  Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before either an annual or special meeting of stockholders shall be given in the manner provided by the By-laws of the Corporation.  Special meetings of stockholders may be called at any time only by (1) the Chairman of the Board of Directors, (2) the Chief Executive Officer (or if there is no Chief Executive Officer, the President), or (3) the Board of Directors.  Any business transacted at any special meeting of stockholders shall be limited to the specific matters identified in the notice of meeting.

F.         By-law Amendments.  The Board of Directors is expressly empowered to adopt, amend or repeal the By-laws of the Corporation.  The stockholders shall also have power to adopt, amend or repeal the By-laws of the Corporation; however, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding voting stock of the Corporation, voting together as a single class, is required in order for the stockholders to adopt any additional By-law or amend or repeal any provision of the By-laws of the Corporation.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

Except as otherwise provided in the By-laws of the Corporation, the stockholders of the Corporation and the Board of Directors may hold their meetings and have an office or offices outside of the State of Delaware and, subject to the provisions of the laws of said State, may keep the books of the Corporation outside of said State at such places as may, from time to time, be designated by the Board of Directors or by the By-laws of the Corporation.

* * * *

IN WITNESS WHEREOF, IRONWOOD PHARMACEUTICALS, INC. has caused this Eleventh Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer in Cambridge, Massachusetts on this 4th day of February, 2010.

IRONWOOD PHARMACEUTICALS, INC.

By:	/s/ Peter M. Hecht
Peter M. Hecht
Chief Executive Officer